EXHIBIT 10.46
SOTERA HEALTH COMPANY
2020 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNIT GRANT NOTICE
Sotera Health Company, a Delaware corporation (the “Company”), pursuant to the Sotera Health Company 2020 Omnibus Incentive Plan and any applicable sub-plan for a particular country, as applicable (together, the “Plan”), has granted to the participant set forth below (the “Participant”), as of the date set forth below (the “Date of Grant”), a performance-based Restricted Stock Unit award (also referred to as a “Performance Share Unit” award) covering the number of units set forth below, each of which represents one Share of the Company’s Common Stock (the “PSUs”). The PSUs are subject to all of the terms and conditions set forth in this Performance Share Unit Grant Notice (the “Grant Notice”), the Performance Share Unit Agreement (the “PSU Agreement”), the Performance Memorandum (the “Performance Memo”) and the Plan, each of which are being provided to you with this Grant Notice and incorporated herein in their entirety. Capitalized terms not explicitly defined in this Grant Notice but defined in the Plan, the PSU Agreement, or the Performance Memo will have the same definitions as in the Plan, the PSU Agreement, or the Performance Memo. In the event of any conflict between the terms of the Grant Notice and the Plan, the terms of the Plan will control.

1.Participant:	__________
2.Date of Grant:	__________
3.Performance Period: 4.(the “Performance Period”)	__________ through __________
1. 4.Number of PSUs (“Target”):	__________
5.Normal Vesting:
Except as otherwise designated in this Grant Notice, the PSUs will vest at the end of the Performance Period equal to the number of PSUs earned on the basis of the relative achievement of the applicable performance goals (the “Performance Goals”) as set forth in the Performance Memo and approved by the Committee for the PSUs for the Performance Period if the Participant’s Continuous Service Status continues through the last day of the Performance Period. Any PSUs that have not vested as provided herein at the end of the Performance Period will be forfeited automatically and without further notice after the end of the Performance Period.

6.Termination of Continuous Service Status:
In the event that the Participant’s Continuous Service Status is terminated for any reason, other than as provided in Sections 7 and 8 of this Grant Notice, on or prior to the last day of the Performance Period, the PSUs shall be forfeited automatically for no consideration.

7.Alternative Vesting Schedule
(a)Death and Disability. If Participant’s Continuous Service Status is terminated by reason of Participant’s death or Disability before the last day of the Performance Period and the last day of the Performance Period would have occurred during the 2-year period immediately following the date of such termination, the outstanding and unvested PSUs will be deemed earned and vested in the Target number of PSUs as of the date of such termination and any PSUs that do not vest upon such termination of Continuous Service Status shall terminate and be forfeited.
(b)Retirement. If Participant’s Continuous Service Status is terminated by Participant after the second anniversary of the Date of Grant but before the last day of the Performance Period due to Participant’s Retirement and the last day of the Performance Period would have occurred during the 2-year period immediately following the date of such termination, the outstanding and unvested PSUs will be deemed earned and vested in the Target number of PSUs as of the date of such termination and any PSUs that do not vest upon such termination of Continuous Service Status shall terminate and be forfeited.
For purposes of this Grant Notice, “Retirement” means termination of Participant’s Continuous Service Status after the date on which Participant attains age 55 with at least 10 years of Continuous Service Status with the Company.

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8.Change in Control:
If, before the last day of the Performance Period and while Participant maintains their Continuous Service Status, a Change in Control occurs and the PSUs are not assumed or substituted by the Acquiror or continued by the Company in connection with the Change in Control, then, (notwithstanding anything in the Performance Memo to the contrary) the outstanding and unvested PSUs will be deemed earned and vested in the Target number of PSUs as the date of such Change in Control and any PSUs that do not vest upon such Change in Control shall terminate and be forfeited.
In the event that in connection with a Change in Control the Acquiror assumes or substitutes or the Company continues the PSUs and the Participant’s Continuous Service Status is terminated without Cause by such Acquiror or the Company [or terminated by Participant for Good Reason, in each case,] within the 12-month period immediately following the closing of the Change in Control, the outstanding and unvested PSUs will be earned and vested in the Target number of PSUs (as adjusted when assumed or substituted) as of the date of Participant’s termination.
In addition, if an Acquiror so assumes or substitutes or the Company so continues the unvested portion of the PSUs, notwithstanding any provision to the contrary, any outstanding PSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested at the time of such Change in Control and will be settled in accordance with Section 9 of this Grant Notice.
[For the purposes of this Grant Notice:
(i)“Cause” has the meaning in the Senior Management Agreement entered into between Participant and the Company upon Participant being hired (the “Senior Management Agreement”).
(ii)“Good Reason” has the meaning in the Senior Management Agreement.][1]

Note: bold and bracketed language included in the form denotes language included in the Notice for executives that are parties to a Senior Management Agreement with the Company.
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9.Issuance Schedule:
(a) General. Subject to Sections 6 and 9(b) of this Grant Notice and Section 2 of the PSU Agreement, following at the end of the Performance Period the Committee will certify the achievement of the Performance Goals and the number of PSUs vested and earned. The vested and earned PSUs shall be settled in Shares within 2-1/2 months following the end of the Performance Period.
(b) Other Settlement Dates. Notwithstanding Section 9(a), to the extent that the PSUs are vested on the dates set forth below, the vested PSUs shall be settled in Shares as follows:
(i) Termination of Continuous Service Status or Death. Within 30 days following the date of Participant’s termination of Continuous Service Status with the Company or death, any PSUs vested and deemed earned as of such termination or death shall be settled; provided, however, that if such termination of Continuous Service Status would not qualify as a “separation from service” as defined under Section 409A of the Code, and where Section 409A of the Code applies to such distribution, such vested PSUs shall be settled on the date that would have otherwise applied pursuant to Sections 9(a) or 9(b) of this Grant Notice.
(ii)    Change in Control. Within 30 days following a Change in Control, any PSUs vested and deemed earned as of such Change in Control shall be settled; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and where Section 409A of the Code applies to such distribution, such vested PSUs shall be settled on the date that would have otherwise applied pursuant to Sections 9(a) or 9(b) of this Grant Notice.
(c) Accelerated Payment. Notwithstanding anything stated in this Grant Notice, in the PSU Agreement, the Plan or any other agreement applicable to the PSUs, the Company shall have the discretion to settle the PSUs prior to the time set forth herein to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4).

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10.Tax Withholding Treatment:
As a condition to acceptance of this award of PSUs, to the greatest extent permitted under the Plan and Applicable Laws, and absent any contrary determination by the Committee, any Tax Withholding Obligations will be satisfied by the Company withholding a number of the Shares issuable upon settlement determined in accordance with Section 3 of the PSU Agreement and making payments from its own funds to the appropriate taxing authorities in an amount equal to the Tax Withholding Obligations. Any Shares so withheld shall be credited against such withholding requirements at the fair market value of such shares on the date of such withholding.
Notwithstanding the forgoing, if Participant is not a Company officer or Board member that is subject to Section 16 of the Exchange Act, the Company may adopt (in its discretion, without further Committee approval) such other treatment or program for such Tax Withholding Obligations, including requiring cash payments or other forms of payment as permitted under Section 9 of the Plan (limited to maximum permitted amounts), all as consistent with Section 26 of the Plan.
The Company may also enter into any other arrangement with the Participant to satisfy Participant’s Tax Withholding Obligations in accordance with Section 3 of the PSU Agreement.

By signing this Grant Notice or otherwise accepting this grant, Participant hereby agrees to all of the following:
•This award of PSUs is granted under and governed by the terms and conditions of this Grant Notice, the Plan, the PSU Agreement (including any relevant Country-Specific Addendum), the Performance Memo and any ancillary documents.
•Participant acknowledges and agrees that Participant will incur and is responsible for satisfaction of the Tax Withholding Obligations in connection with this award of PSUs and that, unless otherwise directed by the Committee, the Company and/or the Employer will mandate arrangements with the Participant to satisfy such Tax Withholding Obligations in accordance with Section 3 of the PSU Agreement, including, but not limited to, the arrangements described herein.
•Participant acknowledges and agrees that Participant has reviewed the Plan, the Performance Memo and the PSU Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the PSUs, and fully understands all provisions of the Plan, the Performance Memo, this Grant Notice and the PSU Agreement.
•Participant acknowledges and agrees that Participant has read the Company’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time.
•Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan, the Performance Memo and PSU Agreement.

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Name

Date Accepted
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SOTERA HEALTH COMPANY

2020 OMNIBUS INCENTIVE PLAN

PERFORMANCE SHARE UNIT AGREEMENT
Pursuant to your Performance Share Unit Grant Notice (the “Grant Notice”) and this Performance Share Unit Agreement (the “Agreement”), Sotera Health Company, a Delaware corporation (the “Company”), has granted you (the “Participant”), as of the Date of Grant set forth in the Grant Notice, a performance-based Restricted Stock Unit award (also referred to as a “Performance Share Unit” award) covering the number of units set forth in your Grant Notice, each of which represents one Share of the Company’s Common Stock (the “PSUs”) pursuant to the Company’s 2020 Omnibus Incentive Plan and any applicable sub-plan for a particular country (together, the “Plan”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan or in the Grant Notice shall have the meaning ascribed to them in the Plan or in the Grant Notice. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
1.No Stockholder Rights. Unless and until such time as Shares are issued pursuant to the Agreement in settlement of vested PSUs, Participant shall have no ownership of the Shares allocated to the PSUs, including, without limitation, no right to dividends (or dividend equivalents) or to vote such Shares.
2.Termination. Except as otherwise provided in the Plan or Grant Notice, if Participant’s Continuous Service Status terminates at any time for any reason (including death or Disability), all PSUs for which vesting is no longer possible under the terms of the Grant Notice and this Agreement shall be forfeited to the Company on the date of such termination of Continuous Service Status, and all rights of Participant to such PSUs shall immediately terminate at such time. Subject to Applicable Law, in the event Participant’s Continuous Service Status is terminated by the Participant’s employer (together with the Participant’s former employer (if applicable), the “Employer”) for Cause, then Participant’s vested but unsettled PSUs will also be forfeited upon the date of such termination, and Participant will have no further rights or interests with respect to such vested PSUs. Further, unless otherwise approved by the Company, Participant’s right to vest in the PSUs will terminate as of such date and will not be extended by any contractual notice period or any period of “garden leave” or similar notice period mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any. To the extent permitted by Section 409A of the Code, if Participant ceases to be an Employee but continues, or simultaneously commences, services as a Non-Employee Director, Participant shall be deemed to have had a termination of Continuous Service Status for purposes of this Agreement.
3.Responsibility for Taxes. As a condition to the grant, vesting, and settlement of the PSUs, Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social security contributions (including employer’s social security contributions to the extent such amounts may be lawfully recovered from or borne by the Participant), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (or any equivalent or similar taxes, contributions or other relevant tax-related items in any relevant jurisdiction) or required deductions, withholdings or payments legally applicable to him or her and related to the receipt, vesting or settlement of the PSUs, the issuance, holding or subsequent sale of the Shares allocated to the PSUs, or the participation in the Plan (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges and agrees that Participant is solely responsible for filing all relevant documentation that may be required in relation to the PSUs or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, its Parent, Subsidiaries or Affiliates (the “Company Group”) pursuant to Applicable Laws), such as, but not limited to, personal income tax returns or reporting statements in relation to the receipt, vesting or settlement of the PSUs, the issuance of the Shares allocated to the PSUs, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends.
Participant further acknowledges that the Company and/or the Employer: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the receipt, vesting or settlement of the PSUs, the issuance, holding or subsequent sale of the Shares allocated to the PSUs and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate Participant’s liability for Tax- Related Items or achieve any particular tax result. Participant also understands that Applicable Laws may require varying PSU or Share valuation methods for purposes of calculating Tax- Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax- Related Items that may be required of Participant under Applicable Laws.
By entering into this Agreement, Participant agrees to indemnify the Company, the Employer and any relevant Parent, Subsidiary or Affiliate, against all and any liability for any taxes or Tax-Related Items which may arise in respect of or in connection with the PSUs (or, for the avoidance of doubt, any PSUs granted or provided to Participant by way of rollover, assumption or replacement of the PSUs) or the Shares (or, for the avoidance of doubt, other shares or securities) issued or transferred pursuant to the vesting of the PSUs (or, for the avoidance of doubt, any PSUs granted or provided to Participant by way of rollover, assumption or replacement of the PSUs).
Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax- Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax- Related Items. In this regard, pursuant to this Agreement and subject to the Grant Notice and Applicable Laws, unless otherwise determined by the Committee, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy Participant’s Tax Withholding Obligations by (i) withholding or deducting from Participant’s wages or other compensation paid to Participant by the Company or the Employer, (ii) withholding from proceeds of the sale of Shares acquired pursuant to the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization) without further consent, (iii) withholding Shares that would otherwise be issued upon settlement of the PSUs or (iv) such other method as determined by the Company.
Depending on the method of satisfying the Tax Withholding Obligations, the Company and/or the Employer may pay, withhold or account for such Tax Withholding Obligations by considering applicable minimum statutory withholding amounts or other applicable tax or withholding rates, including maximum applicable rates, in which case Participant will (depending on the laws of the relevant jurisdiction) receive a refund of any over-withheld or over- paid amount in cash or otherwise be able to claim relief in respect of any such over- withheld or over-paid amount, and will in any event have no entitlement to the Share equivalent.
Participant agrees to pay to the Company or the Employer any amount of Tax Withholding Obligations that the Company or the Employer may be required to pay, withhold or account for as a result of Participant’s receipt, vesting or settlement of the PSUs, the issuance or holding of the Shares allocated to the PSUs or the participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax Withholding Obligations.
Participant understands that Participant may suffer adverse tax consequences as a result of Participant’s receipt of the PSUs, the vesting and/or settlement of the PSUs, the issuance or holding of Shares allocated to the PSUs and/or the disposition of such Shares. Participant represents that Participant has consulted any tax consultants Participant deems advisable in connection with the receipt of the PSUs, the vesting and/or settlement of the PSUs, the issuance or holding of Shares allocated to the PSUs and/or the disposition of such Shares and that Participant is not relying on the Company (or the Employer) for any tax advice.

4.Nature of Grant. In accepting the PSUs, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of performance-based Restricted Stock Units, or benefits in lieu of performance-based Restricted Stock Units, even if performance-based Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future performance-based Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the PSUs and the Shares allocated to the PSUs are not intended to replace any pension rights or compensation and are outside the scope of Participant’s employment contract, if any;
(f)the PSUs and the Shares allocated to the PSUs, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of- service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(h)no entity in the Company Group shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar or the selection by the Company or any member of the Company Group in its sole discretion of an applicable foreign exchange rate that may affect the value of the PSUs (or the calculation of income or Tax-Related Items thereunder) or of any amounts due to Participant pursuant to the settlement of the PSUs or the subsequent sale of the Shares allocated to the PSUs.
5.Section 409A of the U.S. Internal Revenue Code. All payments made and benefits provided under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Code so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A. Each tranche of PSUs that vests, or is scheduled to vest, pursuant to the Grant Notice shall be designated as a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of all or a portion of any unvested PSUs is accelerated in connection with the Participant’s termination of Continuous Service Status (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if both (a) the Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of such termination of Continuous Service Status, and (b) the payment of such accelerated PSUs would result in the imposition of additional tax under Section 409A of the Code if paid to the Participant within the 6 month period following the Participant’s termination of Continuous Service Status, then the payment of such accelerated PSUs will not be made until the date that is 6 months and 1 day following the date of the Participant’s termination of Continuous Service Status, unless the Participant dies following such Participant’s termination of Continuous Service Status, in which case, the PSUs will be paid in Shares to the Participant’s estate as soon as practicable following Participant’s death. In no event will the Company reimburse Participant for any taxes or other penalties that may be imposed on Participant as a result of Section 409A and, by accepting the PSUs, Participant hereby indemnifies the Company for any liability that arises as a result of Section 409A.
6.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s receipt of the PSUs, the vesting or settlement of the PSUs or the Shares allocated thereto or the sale of such Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan and the PSUs before accepting the PSUs or otherwise taking any action related to the PSUs or the Plan.
7.Data Privacy.
Participant understands that the Company Group may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan, including, as the case may be, sensitive information pertaining to disability claims, (“Data”), to the extent necessary for the sole purpose of implementing, administering and managing the Plan. Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan, to the extent necessary and for the sole purpose of the administration and management of the Plan.
Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country.
8.Miscellaneous.
(a)Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit and consent to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in Wilmington, Delaware or the United States District Court for the District of Delaware) and appellate courts thereof, and no other courts, where this grant is made and/or to be performed.
(b)Addendum and Sub-Plans. Notwithstanding any provisions in this Agreement, the PSUs shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in any Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Any Addendum that may be attached hereto constitutes part of this Agreement. Further, the Plan shall be deemed to include any special terms and conditions set forth in any applicable sub-plan for Participant’s country (if any), and, if Participant relocates to a country for which the Company has established a sub-plan, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
(c)Compensation Recovery. Notwithstanding anything in the Grant Notice or PSU Agreement to the contrary, the Participant acknowledges and agrees that the Grant Notice and this PSU Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback provisions, policy or policies (if any) as may exist or be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares at any point may be traded) (the “Compensation Recovery Policy”), and that applicable provisions of the Grant Notice and this PSU Agreement (or any related documents) shall be interpreted consistently with (or deemed superseded by and/or subject to, as applicable) the terms and conditions of the Compensation Recovery Policy. Further, by accepting these PSUs, the Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of the Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from the Participants’ accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(d)Entire Agreement; Enforcement of Rights; Amendment. This Agreement, together with the Plan the Grant Notice, and the Performance Memo, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior or contemporaneous discussions between them. Except as contemplated by the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement to the extent it would materially and adversely affect the rights of Participant. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the PSUs.
(e)Severability. If one or more provisions of this Agreement, the Grant Notice or the Plan are held to be unenforceable under Applicable Laws, the parties agree to renegotiate such provision in good faith. In the event that the parties do not reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, the Grant Notice and the Plan, (ii) the balance of the Agreement, the Grant Notice and the Plan shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement, the Grant Notice and the Plan shall be enforceable in accordance with its terms.
(f)Language. If Participant has received this Agreement, the Grant Notice, the Performance Memo, the Plan or any other document related to the PSUs and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(g)Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the PSUs and on any Shares allocated to the PSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Participant also acknowledges that the Applicable Laws of the country in which Participant is residing or working at the time of grant, vesting and settlement of the PSUs or the sale of Shares received pursuant to the PSUs (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Participant to additional procedural or regulatory requirements that Participant is and will be solely responsible for and must fulfill. Such requirements may be outlined in, but are not limited to, any Addendum attached hereto.

Notwithstanding any provision herein, the PSUs and Participant’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in any Addendum attached hereto.
(h)Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax, or 48 hours after being deposited in the U.S. mail or a comparable foreign mail service, as certified or registered mail with postage or shipping charges prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address, email or fax number set forth in the Company’s books and records.
(i)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile, email or other electronic execution and delivery of this Agreement (including but not limited to execution by electronic signature or click-through electronic acceptance) shall constitute valid and binding execution and delivery for all purposes and shall be deemed to be, and have the effect of, an original signature.
(j)Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Participant under this Agreement may only be assigned with the prior written consent of the Company.
(k)Electronic Delivery. The Company may, in its sole discretion, decide to deliver to Participant by email or any other electronic means any documents, elections or notices related to this Agreement, the PSUs, the Shares allocated to the PSUs, Participant’s current or future participation in the Plan, securities of the Company or any member of the Company Group or any other matter, including documents, elections and/or notices required to be delivered to Participant by applicable securities law or any other Applicable Laws or the Company’s Amended Certificate of Incorporation or Bylaws. By accepting this Agreement, whether electronically or otherwise, Participant hereby consents to receive such documents and notices by such electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

PERFORMANCE MEMO
TO
PERFORMANCE SHARE UNITS AGREEMENT

PERFORMANCE GOALS FOR PSU AWARD

Date of Grant: __________
This Performance Memorandum (the “Performance Memo”) applies to the PSUs granted to the Participant on the Date of Grant and applies with respect to the Performance Share Unit Agreement (the “PSU Agreement”) and the Performance Share Unit Grant Notice between the Company and the Participant (the “Grant Notice”). Capitalized terms used in this Performance Memo that are not specifically defined in this Performance Memo have the meanings assigned to them in the PSU Agreement, the Grant Notice or in the Plan, as applicable.
The actual number of PSUs earned by Grantee will be determined by the Committee following the end of the Performance Period using data as of, and including, the last day of the Performance Period under the rules described below. Any PSUs not earned will be canceled and forfeited.
1.The actual number of Shares delivered to Participant in settlement of the PSUs earned under the Grant Notice and PSU Agreement will be determined based on actual performance results as described below, subject to Section 2 of the PSU Agreement.
2.The PSUs subject to the Grant Notice and PSU Agreement are earned based on the achievement of the Performance Goals over the Performance Period.
3. 50% of the Target PSUs will be earned based on the achievement of Revenue (the “Revenue PSUs”), and 50% of the Target PSUs will be earned based on the achievement of Free Cash Flow (“FCF PSUs”).
4.Definitions. For purposes of this the Performance Memo:
(a)“Free Cash Flow” or “FCF” means the Company’s cash provided by operating activities minus capital expenditures and excludes free cash flow derived from mergers and acquisitions activity and the tax effected impact of ethylene oxide (“EO”) litigation settlements and professional services related to EO sterilization facilities, in each case measured from the first day of the Performance Period through the last day of the Performance Period. The Free Cash Flow for the Performance Period will be determined by the Committee in its sole discretion.
(b)“Revenue” means the Company’s cumulative annual revenue for each year of the Performance Period and excludes the impact of foreign currency exchange rates and revenue derived from mergers and acquisition activity, in each case plus or minus special items that may occur from time to time that the Committee believes should adjust the as-reported results for measurement of such Revenue performance. All determinations with respect to actual performance in relation to performance goals using Revenue as a metric will be made by the Committee in its sole discretion.
5.Total Number of PSUs Earned. The total number of PSUs earned for the Performance Period shall be equal to the sum of (a) the Revenue PSUs earned, as determined in accordance with Sections 6 and 7 of this the Performance Memo, and (b) the FCF PSUs earned, as determined in accordance with Sections 8 and 9 of this the Performance Memo.
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6.Revenue Performance Matrix. From 0% to _____% of the Revenue PSUs will be earned based on achievement of the Revenue Performance Goal during the Performance Period as set forth in the following matrix (the “Revenue Matrix”):

Performance Level	Revenue Performance Goal	Revenue PSUs Earned
Threshold
Target
Maximum
7.Number of Revenue PSUs Earned. Following the Performance Period, the Committee shall determine whether and to what extent the Revenue Performance Goal has been satisfied for the Performance Period and shall determine the percentage of the Revenue PSUs that shall become earned hereunder and under the Grant Notice and PSU Agreement on the basis of the following:
(a)Below Threshold. If, upon the conclusion of the Performance Period, Revenue for the Performance Period is less than the lowest Revenue performance level set forth in the Revenue Matrix (i.e., less than the Threshold level), _____ Revenue PSUs shall be earned.
(b)Threshold or Above. If, upon the conclusion of the Performance Period, Revenue for the Performance Period is exactly equal to one of the Performance Goal levels set forth in the Revenue Matrix, the percentage of Revenue PSUs earned shall be equal to the percentage set forth opposite such Performance Goal level in the Revenue Matrix. If, upon the conclusion of the Performance Period, Revenue for the Performance Period falls between two Performance Goal levels set forth in the Revenue Matrix, the percentage of Revenue PSUs earned shall be based on straight-line mathematical interpolation between the percentages set forth opposite such Performance Goal levels (not to exceed _____%).
8.Free Cash Flow Performance Matrix. From 0% to _____% of the FCF PSUs will be earned based on achievement of the Free Cash Flow Performance Goal during the Performance Period as set forth in the following matrix (the “FCF Matrix”):

Performance Level	FCF Performance Goal	FCF PSUs Earned
Threshold
Target
Maximum
9.Number of FCF PSUs Earned. Following the Performance Period, the Committee shall determine whether and to what extent the FCF Performance Goal has been satisfied for the Performance Period and shall determine the percentage of the FCF PSUs that shall become earned hereunder and under the Grant Notice and PSU Agreement on the basis of the following:
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(a)Below Threshold. If, upon the conclusion of the Performance Period, FCF for the Performance Period is less than the lowest FCF level set forth in the FCF Matrix (i.e. is less than the Threshold level), _____ FCF PSUs will be earned.
(b)Threshold or Above. If, upon the conclusion of the Performance Period, FCF for the Performance Period is exactly equal to one of the Performance Goal levels set forth in the FCF Matrix, the percentage of FCF PSUs earned shall be equal to the percentage set forth opposite such Performance Goal level in the FCF Matrix. If, upon the conclusion of the Performance Period, FCF for the Performance Period falls between two Performance Goal levels set forth in the FCF Matrix, the percentage of FCF PSUs earned shall be based on straight-line mathematical interpolation between the percentages set forth opposite such Performance Goal levels (not to exceed _____%).

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